TRANSAMERICA INCOME SHARES, INC.

RESULTS OF SHAREHOLDER PROXY

Section 270.30d-1 under the Investment Company Act of 1940, as amended, titled "Reports to Stockholders of Management Companies," requires regulated investment companies to report on all subject matters put to the vote of shareholders and provide final results.
Accordingly, Transamerica Income Shares, Inc.
solicited a vote by the shareholders for:

At a special meeting of shareholders held on July 11, 2002, the results of Proposals, were as follows:

Proposal 1: Election of eight new directors;

			For	AgainstAbstentions
Peter R. Brown	97.25%	1.09%	1.65%
Janice B. Case	97.40%	0.83%	1.76%
Charles C. Harris	97.19%	1.18%	1.61%
John R. Kenney	97.30%	0.87%	1.82%
Leo J. Hill		97.31%	0.91%	1.76%
Russell A. Kimball97.40%	0.82%	1.76%
Daniel Calabria	97.30%	0.92%	1.77%
William W. Short	97.25%	0.90%	1.84%

Proposal 2:	To ratify the Management and Investment
Advisory Agreement between the Fund and
AEGON/Transamerica Fund Advisers, Inc.
the "Agreement"); and

For		Against	Abstentions
97.22%	0.79%	1.97%

Proposal 3:	To ratify Ernst & Young LLP as
independent auditors.

For		Against	Abstentions
97.67%	0.87%	1.45%